(Corp Use Only) Loc #: ____________ File #: ____________ Last Name: _____________ First Name: _________ Date of Hire: ____________ SSN#: _____________	Corporate Policy #C-105 Exhibit A - OH Agreement #1 Revised January 3, 2005

EXHIBIT 10

CINTAS CORPORATION

OHIO EMPLOYMENT AGREEMENT
FOR OFFICERS, EXECUTIVES, GENERAL/BRANCHMANAGERS,
PROFESSIONALS, AND KEY MANAGERS

        THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into this ____ day of __________, 200___, by and between _____________________ (“Employee”) and Cintas Corporation, a Washington corporation headquartered in Ohio, including all of its agents, business units, wholly-owned subsidiaries and affiliated companies (collectively “Employer” or “Cintas”).

    1.        PARTIES.

        Employee either is employed by or desires to be employed with Employer as an Officer, Executive, General Branch Manager, Professional, or Key Manager in one of the Cintas Business Units described in the next paragraph. In such position, Employee has or will have access to Employer’s Confidential Material and Information concerning each of Employer’s Business Units. Employee’s office will be in Ohio or Employee will conduct business in periodic and regular meetings in Ohio, where Employer has its headquarters.

        Through its business units (“Business Units”), which currently include but are not limited to the Rental Division, the National Account Sales Division, the Safety Products Business, and Document Management Business (collectively “Industries,” which term means the Business Units continuously operated, and those acquired or developed, by Employer during Employee’s employment with Employer under this Agreement), Employer strives to become and remain a leader in the highly-competitive Industries. By expending considerable time, effort and resources in developing, acquiring, refining and protecting them, Employer has implemented and is utilizing constantly confidential information, strategies and programs, which include expansion and acquisition plans, market research, sales systems, marketing programs, product development strategies, budgets, pricing strategies, identity and preferences of customers and prospects and customer contact persons, methods of operating, service systems, computer passwords, other trade secrets and confidential information regarding customers and employees of Employer or of its customers and other information not known to the public (collectively “Confidential Material and Information”), giving Employer an advantage over competitors not aware of such Confidential Material and Information.

    2.        CONSIDERATION.

     As consideration for this Agreement, Employer [CHECK THE APPROPRIATE LINE(S) OF ALL APPLICABLE REASONS]

    (___)        hires Employee

    (___)        is continuing to employ Employee;

    (___)        is promoting Employee or is promising Employee better and higher priority job assignments;

    (___)        is increasing Employee’s rate of compensation;

    (___)        is granting Employee additional or improved fringe benefit of _______________ (please specify improved benefit).

        In addition, Employer agrees to arbitrate certain claims against Employee under this Agreement as set forth in Section 8. Employee agrees that there is sufficient consideration for Employee’s obligations, acknowledgments, and covenants, contained herein.

    3.        EMPLOYMENT RELATIONSHIP.

        Employee agrees to abide by Employer’s published policies, copies of which have been made available to Employee. Employee further agrees to devote all of Employee’s business time, attention and energies to the business interests of the Employer, which precludes Employee from service as an employee, contractor, consultant, advisor, officer, or director for any other profit business entity that would interfere with Employee’s ability to competently perform Employee’s job duties for the Employer. In addition, Employee agrees that he or she will not engage in any outside job that is in direct conflict with the essential business of the Employer, and that could result in the material and substantial disruption of the Employer’s business.

        Employee also agrees that all business ideas, concepts, inventions, improvements and developments made or conceived by Employee, either solely or in collaboration with others, during Employee’s employment with Employer and relating in any way to Cintas, will become and remain the exclusive property of Employer; and Employee promptly will disclose in writing to Employer all such ideas, concepts, inventions, improvements and developments and will cooperate fully with Employer in confirming, safeguarding and obtaining legal protection of Employer’s ownership rights and interests.

        Employer and Employee agree that this Agreement supersedes and cancels all prior agreements between them concerning the same subject matter, except for any prior arrangements concerning Employee’s compensation and Employee’s participation in Employer’s benefit programs. Employer agrees to pay to Employee such compensation and to provide Employee with such benefits as agreed upon by the parties.

        Employee’s employment by Employer may be terminated for any reason at any time by either Employee or Employer, but if Employer elects to terminate Employee’s employment Employer will give four (4) weeks’ written notice to Employee or pay Employee four (4) weeks of Employee’s base salary instead of notice. Employer, however, may end the employment relationship without either notice or salary continuation instead of notice if Employer terminates Employee for Major Infractions as defined under Cintas Policy. These include, but are not limited to, gross misconduct, theft of or intentional damage to Employer’s property, abuse of alcohol on working time or Employer premises, use of illegal drugs, commission of a criminal act (other than a misdemeanor traffic offense), insubordination, dishonesty, or willful violation of Employer’s policy prohibiting employees from disposing of shares of Employer stock for personal gain based on knowledge of Employer’s activities or results when such information is not available to the general public.

    4.        EMPLOYEE’S ACKNOWLEDGMENTS AND COVENANTS.

    a.        Confidential Material and Information. In performing duties for Employer, Employee regularly will be exposed to and work with Employer’s Confidential Material and Information concerning the Business Unit(s) to which Employee devotes Employee’s business time, attention and energies for Employer. Employee acknowledges that such Confidential Material and Information are critical to Employer’s success and that Employer has invested substantial time and money in developing Employer’s Confidential Material and Information. While Employee is employed by Employer, and after such employment ends for any reason, Employee will not reproduce, publish, disclose, use, reveal, show, or otherwise communicate to any person or entity any Confidential Material and Information of Employer unless specifically assigned or directed by Employer to do so. The covenant in this Subparagraph (a) applies for as long as the Confidential Material and Information is not generally known to the public or others who are not restricted from using or disclosing it.

    b.        Non-Solicitation of Employees. While Employee is employed by Employer, and for twenty-four (24) months after such employment ends for any reason, Employee, acting either directly or indirectly, or through any other person, firm, or corporation, will not induce or attempt to induce or influence any employee of Employer to terminate employment with Employer.

    c.        Restrictive Covenant. Employee recognizes that unauthorized use or disclosure of Confidential Material and Information by Employee would harm Employer. Employee further recognizes that Employer has a legitimate interest in preventing its employees from exploiting the customer relationships developed at Employer’s expense and in its name. Thus, while Employee is employed by Employer, and for twenty-four (24) months after such employment ends for any reason, Employee agrees and promises not to perform directly or indirectly any managerial or professional function for any person, company or business entity in competition with Employer’s Business Unit(s) in which Employee either worked for Employer at any time during Employee’s last twenty-four (24) months of employment with Employer or regularly received Confidential Material and Information at any time during Employee’s last twelve (12) months of employment with Employer.

In addition, while Employee is employed by Employer and for twenty-four (24) months after such employment ends for any reason, Employee will not, directly or indirectly: (i) have an ownership interest greater than two percent (2%) of the outstanding stock in any company or entity in competition with Employer in Industries; or (ii) call on, solicit or communicate with any of Employer’s customers or prospects for the purpose of obtaining any Industries business, other than for the benefit of Employer. As used in this Agreement, “customer” means a business entity (including representatives of such business entity) to which Employer provided Industries goods or services at any time in the prior twenty-four (24) months, and “prospect” means a business entity (including representatives of such business entity) to which, at any time in the previous twenty-four (24) months, Employer made a proposal, or was actively considering making a proposal, for providing Industries goods or services.

    d.        Return of Confidential Material and Information. Employee agrees that whenever Employee’s employment with Employer ends for any reason, all documents and other items containing or referring to Employer’s Confidential Material and Information in Employee’s possession or under Employee’s control will be delivered by Employee to Employer immediately, with no request being required.

e. Irreparable Harm. Employee acknowledges and agrees that a breach of any covenant in this Section 4 will cause Employer irreparable injury and damage for which Employer may have no adequate remedy.

    f.        Employer may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other injunctive relief to enforce Employee’s compliance with the obligations, acknowledgments and covenants in this Section 4. Employer may also include as part of such injunction action any claims for injunctive relief under any applicable law arising from the same facts or circumstances as any threatened or actual violation of Employee’s obligations, acknowledgments and covenants in this Section 4.

    g.        Costs. Employer shall recover from Employee, and Employee shall pay, the reasonable costs and attorneys fees Employer incurs in enforcing compliance with Employee’s obligations, acknowledgments and covenants in this Section 4 or in remedying Employee’s violation of those obligations, acknowledgments and covenants.

    h.        Additional Acknowledgments. Employee, having carefully considered the nature and extent of the restrictions upon Employee and the rights and remedies conferred upon Employer by this Section 4, hereby acknowledges and agrees that the terms of this Section 4 are a material inducement for Employer to enter into this Agreement, are reasonable in time and scope to prevent only unfair competition and to protect Employer’s Confidential Material and Information, do not prevent Employee’s fair use of Employee’s general skill and experience, and are appropriate and reasonably necessary to protect Employer’s legitimate business interests.

    5.        RETURN OF EMPLOYER PROPERTY.

        Employee further agrees that whenever Employee’s employment with Employer ends for any reason, Employee shall deliver to Employer immediately without request all property belonging to Employer, including, but not limited to, computer equipment, software, credit cards, keys, and access cards.

    6.        PAY DEDUCTION.

        Employee hereby authorizes Employer to withhold from any check(s) or other amounts payable to Employee after Employee’s active employment with Employer ends the amount(s) of any relocation expenses owed by Employee and the balance of every outstanding loan, advance or promissory note made by Employer to Employee.

    7.        APPLICABLE LAW.

        THIS AGREEMENT WILL BE INTERPRETED, GOVERNED AND ENFORCED ACCORDING TO THE FEDERAL ARBITRATION ACT AND THE SUBSTANTIVE LAW (NOT INCLUDING CHOICE OF LAW PRINCIPLES OR RULES) OF THE STATE OF OHIO.

    8.        EXCLUSIVE METHOD OF RESOLVING DISPUTES OR DIFFERENCES.

        Should any dispute or difference arise between Employee and Employer concerning whether either party at any time violated any duty, right, law, regulation, public policy, or provision of this Agreement, the parties will confer and attempt in good faith to resolve promptly such dispute or difference. The rights and claims of Employer covered by this Section 8, including the arbitration provisions below, include Employer’s claims for damages, as well as reasonable costs and attorneys’ fees, caused by Employee’s violation of any provision of this Agreement or any law, regulation or public policy. The rights and claims of Employee covered by this Section 8, including the arbitration provisions below, include Employee’s rights or claims for damages as well as reasonable costs and attorneys’ fees, caused by Employer’s violation of any provision of this Agreement or any law, regulation or public policy. The rights and claims of Employee covered by this Section 8, including the arbitration provisions below, specifically include but are not limited to all of Employee’s rights or claims arising out of or in any way related to Employee’s employment with Employer, such as rights or claims arising under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended (including amendments contained in the Civil Rights Act of 1991), the Americans With Disabilities Act, 42 U.S.C. § 1981, the Fair Labor Standards Act, the Employee Retirement Income Security Act, state anti-discrimination statutes, other state or local laws regarding employment, common law theories such as breach of express or implied contract, wrongful discharge defamation, and negligent or intentional infliction of emotional distress. Excluded from the arbitration provisions below in this Section 8 are all unemployment benefits claims, workers’ compensation claims, claims for a declaratory judgment or injunctive relief concerning any provision of Section 4 of this Agreement, and claims not lawfully subject to arbitration, including charges or complaints filed with an administrative agency (but not litigation connected with any such charge or complaint).

        If any dispute or difference remains unresolved after the parties have conferred in good faith, either party desiring to pursue a claim against the other party will submit to the other party a written request to have such claim, dispute or difference resolved through impartial and confidential arbitration to be held in the county and state where Employee currently works for Employer or most recently worked for Employer. Any such request for arbitration must be submitted within one year of the date when the dispute or difference first arose or within one year of when the Employee’s employment ends, whichever occurs first, unless a party claims a violation of a specific statute having its own specific statute of limitations, in which event that statutory time limit will apply. Employee’s initial share of the arbitration filing fee will not exceed one day’s pay or $100, whichever is less, and will be payable to the arbitrator or AAA. Arbitration under this Agreement will be conducted in accordance with the AAA’s National Rules for Resolution of Employment Disputes, except if such AAA rules are contrary to applicable state or federal law, applicable law shall govern.

        In any arbitration proceeding, the arbitrator will apply the terms of this Agreement as written, the Federal Arbitration Act, and other relevant federal and state laws, including time limits on claims. If Employer loses the arbitration, Employer will bear all fees, expenses, and charges of the AAA and the arbitrator, including the entire arbitration filing fee. The arbitrator also will have the authority to award either party appropriate relief, including damages, costs and attorney’s fees, as available under relevant laws. In no event, however, will the Arbitrator direct Employee to pay more than a total of $200 or two days of Employee’s pay, whichever is less, toward the fees of the arbitrator and the AAA. Notwithstanding the above, upon Employee’s showing of indigence, as determined by the arbitrator under applicable law, any arbitration fee or cost that otherwise would be paid by Employee (including any applicable arbitration filing fee) will be paid by Employer.

        Except for workers’ compensation claims, unemployment benefits claims, claims for a declaratory judgment or injunctive relief concerning any provision of Section 4 and claims not lawfully subject to arbitration, the impartial arbitration proceeding, as provided above in this Section 8, will be the exclusive, final and binding method of resolving any and all disputes between Employer and Employee. The arbitrator, however, will have authority to entertain and decide a motion for reconsideration of the arbitration award.

    9.        MODIFICATION AND SEPARABILITY.

        If any portion of this Agreement is held to be invalid or unenforceable in any respect, Employee and Employer agree that such invalid or unenforceable part may be severed or modified to permit the Agreement to be enforced to the maximum extent permitted under law, with the remaining portions unaffected by the invalidity or unenforceability of any part of this Agreement.

    10.        COMPLETE AGREEMENT.

        ASIDE FROM THE AMOUNTS OF EMPLOYEE’S COMPENSATION AND EMPLOYEE’S ENTITLEMENT TO BENEFITS, THIS AGREEMENT CONTAINS THE ENTIRE AGREEMENT BETWEEN EMPLOYER AND EMPLOYEE REGARDING SUBJECTS ADDRESSED HEREIN, AND THE PARTIES CAN AMEND OR MODIFY THIS AGREEMENT ONLY BY A SUBSEQUENTLY-EXECUTED WRITTEN AGREEMENT SIGNED BY BOTH PARTIES.

EMPLOYEE WITNESSES: ______________________________________ ______________________________________	EMPLOYEE: ______________________________________ NAME PRINTED: ______________________ TITLE: _______________________________ LOC.#: _______________________________

EMPLOYER WITNESSES: ______________________________________ ______________________________________	CINTAS CORPORATION—EMPLOYER ______________________________________ NAME PRINTED: ______________________ TITLE: _______________________________ LOC.#: _______________________________